Exhibit 99.1

PR Newswire – Editorial – Usual Distribution

For immediate distribution, August 29, 2008

Faxed to 612.331.3700, August 29, 2008

Sent via email to mnhubs@prnewswire.com

Contact:	Dan Florness, EVP and Chief Financial Officer 507.454.5374

FASTENAL COMPANY – ANNOUNCES PRELIMINARY AGREEMENT TO

SETTLE PURPORTED CLASS ACTION LAWSUIT

Fastenal Company (Winona, MN – NASDAQ: FAST) announced today that it has reached a preliminary agreement to settle a purported class action lawsuit relating to the classification of its Assistant General Managers as exempt for purposes of the overtime provisions of the Fair Labor Standards Act (FLSA) and California, Oregon, and Pennsylvania state statutes. This suit also alleged that Assistant General Managers in California did not receive sufficient meal breaks and paid rest periods under the California Labor Code (Note: This case was originally reported on Fastenal’s Form 10-Q for the quarter ended September 30, 2007, filed on October 31, 2007).

The details of this preliminary settlement can be found in the Form 8-K filed with the United States Securities and Exchange Commission on August 29, 2008.

Fastenal sells different types of industrial and construction supplies in the following product categories: threaded fasteners and miscellaneous supplies; tools; metal cutting tool blades and abrasives; fluid transfer components and accessories for hydraulic and pneumatic power; material handling; storage and packaging products; janitorial, chemical and paint products; electrical supplies; welding supplies; safety supplies; and metals, alloys and materials.

As of July 31, 2008, Fastenal operated 2,289 stores in the United States (all 50 states), Canada (all provinces), Puerto Rico (multiple), Mexico (14 states), Singapore (one location), Netherlands (one location), and China (one location) selling to the general public. The Company operates 13 distribution centers located in Minnesota, Indiana, Ohio, Pennsylvania, Texas, Georgia, Washington, California, Utah, North Carolina, Kansas, Ontario, Canada, and Nuevo Leon, Mexico.

Additional information regarding Fastenal Company is available on the Fastenal Company World Wide Web site at www.fastenal.com. FAST-G